Exhibit (a)(19)

LEGG MASON PARTNERS WORLD FUNDS, INC.

ARTICLES OF AMENDMENT

Legg Mason Partners World Funds, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The charter (the “Charter”) of the Corporation is hereby amended so that the shares of Class Y Common Stock of Legg Mason Partners Inflation Management Fund and Legg Mason Partners International All Cap Growth Fund are redesignated as shares of Class I Common Stock of Legg Mason Partners Inflation Management Fund and Legg Mason Partners International All Cap Growth Fund, respectively.

SECOND: The amendment set forth in these Articles of Amendment was approved by at least a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

THIRD: These Articles of Amendment to the Charter of the Corporation shall become effective at 9:00 a.m. on November 20, 2006.

FOURTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chairman, President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested by its Assistant Secretary this 15th day of November, 2006.

WITNESS:		LEGG MASON PARTNERS WORLD FUNDS, INC.

By:	/s/ Thomas C. Mandia	By:	/s/ R. Jay Gerken
	Thomas C. Mandia Assistant Secretary		R. Jay Gerken Chairman, President and Chief
Executive Officer